Exhibit 99.1

BRISTOW RESUMES SERVICE OF
SIKORSKY S-76 AIRCRAFT IN NIGERIA
Confirms completion of NCAA comprehensive audit

NIGERIA, (March 5, 2016) – Bristow Helicopters (Nigeria) Limited confirmed the return of Sikorsky S-76 aircraft to service today following completion of the Nigerian Civil Aviation Authority’s (NCAA) comprehensive operational audit and the company’s extensive return to service safety activities.
“We thank the NCAA for conducting a thorough review of our operations,” said Bristow Group Vice President of Global Operations Mike Imlach. “We completed a detailed safety inspection of our S-76 series helicopters and test flights for all S-76 aircraft in compliance with the NCAA. Our Group president and CEO, Jonathan Baliff, was a passenger in one of the approved non-revenue test flights to demonstrate his confidence in the safety of our S-76 fleet.”
Bristow has concluded a number of return to service safety activities with flight crews, engineers and other service employees, clients and key stakeholders, as an additional precautionary measure prior to resuming the S-76 fleet to operation. These activities include maintenance assessment reviews, risk assessment, and pre-flight safety briefings with passengers to give them the opportunity to talk to the crew and ask questions.
The company has also engaged a reputable independent third party aviation firm to conduct an additional review of its entire operations in Nigeria. Bristow proposes that the review be extended to other operators in Nigeria so that best practices can be shared to enhance safety across the industry, and has commenced discussions with a number of operators regarding their participation.
Bristow is in full compliance with NCAA regulatory requirements and all Sikorsky directives for its fleet. The company maintains its aircraft to industry standards in accordance with special maintenance and monitoring programs developed by the aircraft and engine manufacturers, that are fully approved by the NCAA.
“We will continue to cooperate fully with the Accident Investigation Board (AIB), which is investigating the events of February 3, 2016, to determine the cause,” said Senior Legal Director Africa Region Tolu Olubajo.
“We thank our clients for their unwavering support during this time and remain steadfast in our commitment to continuing to honor our contractual obligations with them. Bristow has been committed to Nigeria for nearly 50 years and we will continue to invest in support for our customers and the country.”
Bristow has operated variants of the S-76 type for more than 35 years and remains confident in the Sikorsky S-76 family of aircraft, which has an enviable safety record spanning many decades with more than 6.8 million flight hours.
“Safety remains our number one core value and our Target Zero culture governs every decision by the company,” said Imlach. “We remain equally committed to continuing our safety work with all members of the aviation community, including other operators, to share best practices and support other initiatives that will help improve safety.”

About Bristow Helicopters (Nigeria) Limited
Bristow Helicopters (Nigeria) Limited provides aviation services to the offshore energy industry, serving major integrated offshore energy companies in Africa’s oil and gas industry. With headquarters located in Lagos, Nigeria, Bristow Group’s Africa region comprises operations in Nigeria and affiliate Petroleum Air Services (PAS) in Egypt.
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Media inquiries contact:
Cornelius Onuoha
Verdant Zeal
Phone: +234 (802) 290 6999
E-mail: conuoha@redgeckoonline.com

Julie King
External Communications
Bristow Group
Phone: 832-551-9814
E-mail: julie.king@bristowgroup.com